Exhibit 99.(d)(iii)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 30, 2006, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”), AIG SERIES TRUST, a Delaware statutory trust (the “Trust”) and TRAJECTORY ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser, the Trust and the Subadviser are parties to a Subadvisory Agreement dated June 3, 2004, pursuant to which the Subadviser furnishes investment advisory services to certain series of the Trust as listed on Schedule A of the Subadvisory Agreement (the High Watermark funds); and

WHEREAS, the parties desire to amend the Subadvisory Agreement to modify the fee payable by the Adviser to the Subadviser; and

WHEREAS, the Board of Trustees of the Trust has approved this Amendment to Subadvisory Agreement.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.                           The description of the “Fee” in SCHEDULE A of the Subadvisory Agreement is hereby amended to read as follows:

“For work performed as the subadviser on the Funds, the Adviser agrees to pay the Subadviser an annual fee of forty-three percent (43%) of the net management fee.  The term “net management fee” means the gross management fee less any fund waivers and/or reimbursement made by the Adviser.  The subadvisory fee will be calculated on the Fund-level and not by aggregating fees on a Trust-level.  Effective as of September 1, 2006 until October 31, 2007, the Adviser agrees to pay the Subadviser a minimum annual fee (“Minimum Fee”) equal to the percentage of each Fund’s average daily net assets, accrued daily and payable monthly, as set forth below.   The Minimum Fee will continue in effect for successive annual periods ending October 31, upon mutual agreement of the Adviser and Subadviser, and subject to approval by the Board of Trustees, including a majority of Trustees who are not parties to the Subadvisory Agreement or interested persons of any such party.

Fund	Minimum Fee

2010 High Watermark Fund	.26%

2015 High Watermark Fund	.25%

2020 High Watermark Fund	.20%

2025 High Watermark Fund	N/A (fund has not yet commenced operations)

2.                           The amendments to the Fee set forth in paragraph 1 above are effective as of September 1, 2006.

3.                           The Subadvisory Agreement, as expressly amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SERIES TRUST

By:
Name:	Vincent Marra
Title:	President

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

TRAJECTORY ASSET MANAGEMENT LLC

By:
Name:
Title:

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